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WSi INTERACTIVE CORPORATION                 Symbols: CDNX - WIZ    OTC - WIZZF

                                  NEWS RELEASE

March 22, 2000

WSi INTERACTIVE CORPORATION TAKES A 25% INTEREST IN FLASHCANDY.COM

WSi Interactive Corporation is pleased to announce that it has taken a 25 per cent interest in Flashcandy.com (www.flashcandy.com). Flashcandy.com is an on-line greetings card company with rich media and unique sound-animated cards suitable for all occasions. The site will have appeal across all demographic segments. Similar online greeting card companies are: Bluemountain.com, which sold last year to Excite @Home (Nasdaq:ATHM) for a value of $780 million US, and Egreetings Network (Nasdaq:EGRT).

Under the agreement WSi will be taking an active role in the creative development and management of the site. Flashcandy.com cards are all original and are being developed by creative teams which includes individuals who have worked previously on Disney animation projects. Petra Dueck, WSi's creative director for the project says, "The creative development and execution going into Flashcandy.com is superior to anything else that is currently on the Internet".

Flashcandy.com, with its head office in Las Vegas, Nevada, will allow WSi to further lever the investments it has made in proprietary software and broadband, convergence technologies to stream the cards to recipients.

Taking a position in Flashcandy.com is another strategic step for WSi as it rapidly moves forward with its plan of increasing assets and revenues through the development and acquisition of successful Internet businesses.

THE BUSINESS OF WSi

WSi INTERACTIVE CORPORATION is an innovative Internet business development and marketing firm, whose objective is to capitalize on direct marketing opportunities on the Internet. WSI builds, manages and markets online businesses in the financial, e-tailing and e-commerce, entertainment and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, using our experience in helping Internet companies build traffic, develop brands, and capitalize on a variety of revenue streams.

In this regard, WSi is modeling itself on CMGI (Nasdaq:CMGI). Like CMGI, WSi started as a direct marketing agency in 1990 and has grown to become a specialist in e-advertising and e-commerce. WSi plans to establish itself as a recognized leader in the Internet economy, by creating a one-stop shop for e-commerce and e-advertising, plus financial information and entertainment.

WSi properties include Medianetsolutions.com, Targetpacks.com,
Westernshores.com, Stocksecrets.com, Yourwinestore.com, Healthcreator.com, Investmentworldnews.com and several others.
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To receive information on WSi by e-mail or fax, please forward your Internet address / fax # to info@ws-i.com / fax: 1-877-499-5806.

To fax your request please complete the following

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Toll free:        1-888-388-4636
Fax:              1-877-499-5806

Websites:  www.ws-i.com
           www.flashcandy.com

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.